Civeo Reports Fourth Quarter and Full Year 2020 Results

HOUSTON and CALGARY, February 26, 2021 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2020.
Highlights include:
•Reported fourth quarter revenues of $133.4 million, a net loss of $2.3 million and operating cash flow of $36.7 million;

•Delivered fourth quarter Adjusted EBITDA of $23.7 million and free cash flow of $33.2 million;

•Generated $117.4 million of operating cash flow and $111.0 million of free cash flow for the full year 2020;

•Reduced leverage ratio to 2.11x as of December 31, 2020 from 2.16x as of September 30, 2020; and

•Today announced the renewal of an integrated services contract in Western Australia with expected revenues of A$62 million over a two-year term and the renewal of two contracts to provide accommodations & hospitality services in our Bowen Basin villages, with expected revenues under these contracts totaling A$39 million over approximately two-year terms.

“In spite of the pandemic-related headwinds in 2020, Civeo stayed focused on our operational, strategic and financial initiatives: keeping our guests and employees safe, managing the changing economic landscape, driving free cash flow, reducing our leverage and preparing for a post-COVID world. For the full year 2020, we achieved relatively consistent year-over-year revenues and EBITDA while generating 57% and 119% higher operating cash flow and free cash flow, respectively, compared to the full year 2019. During the year, Civeo also extended our existing credit agreement by eighteen-months and renewed several key Australian contracts,” stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “In the fourth quarter, we realized a significant amount of free cash flow, which allowed us to continue to materially reduce our total debt and our leverage ratio. While our Canadian and U.S. segments are still managing the negative impact of the COVID-19 pandemic and weaker oil prices, our Australian segment continues to grow, experiencing stronger year-over-year occupancy compared to the fourth quarter of 2019.”

Mr. Dodson added, “Looking ahead to 2021, we will continue to focus on operating safely, generating free cash flow to pay down debt and strengthening our balance sheet in an effort to create long-term shareholder value.”

Fourth Quarter 2020 Results
In the fourth quarter of 2020, Civeo generated revenues of $133.4 million and reported a net loss of $2.3 million, or $0.16 per share. During the fourth quarter of 2020, Civeo produced operating cash flow of $36.7 million, Adjusted EBITDA of $23.7 million and free cash flow of $33.2 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain income and costs associated with Civeo's acquisitions of Noralta and Action. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)
By comparison, in the fourth quarter of 2019, Civeo generated revenues of $148.7 million and reported a net loss of $32.1 million, or $2.30 per share. The loss resulted in part from $20.6 million in costs associated with goodwill and asset impairments and $0.2 million in Action transaction costs. During the fourth quarter of 2019, Civeo generated operating cash flow of $41.0 million, Adjusted EBITDA of $29.9 million and free cash flow of $37.1 million.
Overall, the decrease in revenues and Adjusted EBITDA in the fourth quarter of 2020 compared to 2019 was primarily due to decreased billed rooms in our Canadian segment primarily related to the pandemic and lower oil prices.

Full Year 2020 Results
For the full year 2020, the Company reported revenues of $529.7 million and a net loss of $136.1 million, or $9.64 per share. Adjusted EBITDA for full year 2020 was $108.1 million. The loss resulted in part from $144.1 million in costs associated with goodwill and asset impairments, partially offset by $4.7 million of income associated with the settlement of a representations and warranties claim related to the Noralta acquisition. This compared to revenues of $527.6 million and a net loss of $60.3 million, or $4.33 per share, for the full year 2019. Adjusted EBITDA was $108.4 million in 2019. The 2019 loss resulted in part from $26.1 million in costs associated with goodwill and asset impairments and $0.2 million in Action transaction costs.

The consistent level of Adjusted EBITDA in 2020 as compared to 2019 was a result of weaker Canadian and U.S. segment activity related to the pandemic and lower oil prices, almost entirely offset by stronger Australian segment activity and proceeds from the Canadian Emergency Wage Subsidy program ("CEWS").
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2020 to the results for the fourth quarter of 2019.)
Canada
During the fourth quarter of 2020, the Canada segment generated revenues of $65.5 million, operating loss of $4.1 million and Adjusted EBITDA of $13.8 million, compared to revenues of $89.7 million, operating loss of $17.9 million and Adjusted EBITDA of $20.9 million in the fourth quarter of 2019.
On a constant currency basis, the Canadian segment experienced a 28% period-over-period decrease in revenues driven by a 44% year-over-year reduction in billed rooms related to decreased customer activity due to the decline in oil prices and the COVID-19 pandemic coupled with lower turnaround activity in the oil sands region in 2020. Adjusted EBITDA for the Canadian segment decreased 34% year-over-year primarily due to lower billed rooms in the oil sands lodges, partially offset by the CEWS proceeds.
Australia
During the fourth quarter of 2020, the Australia segment generated revenues of $63.7 million, operating income of $3.6 million and Adjusted EBITDA of $17.2 million, compared to revenues of $48.9 million, operating income of $1.8 million and Adjusted EBITDA of $15.7 million in the fourth quarter of 2019. The fourth quarter of 2019 included a goodwill impairment charge of $19.9 million and an asset impairment charge of $0.7 million.

Results for the fourth quarter of 2020 reflect the impact of a strengthened Australian dollar relative to the U.S. dollar, which increased revenues by $4.1 million. On a constant currency basis, the Australian segment experienced a 22% period-over-period increase in revenues primarily driven by increased activity from our Action Catering business coupled with increased occupancy at our Bowen Basin villages. Australian village occupancy increased 4% year-over-year largely due to continued improvement in metallurgical coal activity across the Bowen Basin. Adjusted EBITDA from the Australian segment increased 9% year-over-year due to higher village occupancy as well as increased activity from our Action Catering business. Australian revenues in the fourth quarter of 2020 increased more year-over-year than Australian Adjusted EBITDA due to the growth of our Action Catering business, which has inherently lower margins related to the service-only business model.

Civeo today announced the renewal of an integrated services contract in Western Australia with expected revenues of A$62 million over a two-year term and the renewal of two contracts to provide accommodations & hospitality services in our Bowen Basin villages, with expected revenues under these contracts totaling A$39 million over approximately two-year terms.

U.S.
The U.S. segment generated revenues of $4.2 million, operating loss of $3.2 million and an Adjusted EBITDA loss of $1.4 million in the fourth quarter of 2020, compared to revenues of $10.0 million, operating loss of $6.7 million and an Adjusted EBITDA loss of $0.2 million in the fourth quarter of 2019. The revenue and Adjusted EBITDA decrease was primarily due to lower drilling and completion activity as well as lower occupancy in the U.S. lodges.
Financial Condition

As of December 31, 2020, Civeo had total liquidity of approximately $105.4 million, consisting of $99.3 million available under its revolving credit facilities and $6.2 million of cash on hand.
Civeo’s total debt outstanding on December 31, 2020 was $251.1 million, a $21.5 million decrease since September 30, 2020 and a $108.0 million decrease from December 31, 2019. The fourth quarter decrease consisted of $34.6 million in debt payments from cash flow generated by the business, partially offset by an unfavorable foreign currency translation impact of $13.1 million.
Civeo reduced its leverage ratio to 2.11x as of December 31, 2020 from 2.16x as of September 30, 2020.
During 2020, Civeo invested $10.1 million in capital expenditures, down from $29.8 million during 2019. This decrease is primarily due to the completion of the Sitka lodge expansion in 2019.
Full Year 2021 Guidance
For the full year of 2021, Civeo expects revenues of $555.0 million to $565.0 million, EBITDA of $90.0 million to $95.0 million and capital expenditures of $20.0 million to $25.0 million.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2020 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (866)-548-4713 in the United States or (323)-794-2093 internationally and using the conference ID 8965290#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 8965290#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs and ability to pay down debt, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with our ability to remain in compliance with our financial covenants in our debt agreements, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and

Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019

Revenues	$133,378	$148,689	$529,729	$527,555

Costs and expenses:
Cost of sales and services	98,208	102,464	382,088	366,814
Selling, general and administrative expenses	14,767	16,626	53,656	59,586
Depreciation and amortization expense	24,020	30,794	96,547	123,768
Impairment expense	—	20,602	144,120	26,148
Other operating expense	(249)	181	506	290
	136,746	170,667	676,917	576,606
Operating loss	(3,368)	(21,978)	(147,188)	(49,051)

Interest expense	(3,592)	(6,713)	(16,687)	(27,383)
Loss on extinguishment of debt	—	—	(383)	—
Interest income	—	12	20	78
Other income (expense)	3,614	399	20,823	7,281
Loss before income taxes	(3,346)	(28,280)	(143,415)	(69,075)
Income tax benefit (provision)	2,126	(3,222)	10,635	10,741
Net loss	(1,220)	(31,502)	(132,780)	(58,334)
Less: Net income attributable to noncontrolling interest	556	97	1,470	157
Net loss attributable to Civeo Corporation	(1,776)	(31,599)	(134,250)	(58,491)
Less: Dividends attributable to Class A preferred shares	476	465	1,887	1,849
Net loss attributable to Civeo Corporation common shareholders	$(2,252)	$(32,064)	$(136,137)	$(60,340)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.16)	$(2.30)	$(9.64)	$(4.33)
Diluted	$(0.16)	$(2.30)	$(9.64)	$(4.33)

Weighted average number of common shares outstanding:
Basic	14,161	13,971	14,129	13,921
Diluted	14,161	13,971	14,129	13,921

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2020	December 31, 2019
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$6,155	$3,331
Accounts receivable, net	89,782	99,493
Inventories	6,181	5,877
Assets held for sale	3,910	7,589
Prepaid expenses and other current assets	13,185	15,151
Total current assets	119,213	131,441

Property, plant and equipment, net	486,930	590,309
Goodwill, net	8,729	110,173
Other intangible assets, net	99,749	111,837
Operating lease right-of-use assets	22,606	24,876
Other noncurrent assets	3,626	1,276
Total assets	$740,853	$969,912

Current liabilities:
Accounts payable	$42,056	$36,971
Accrued liabilities	27,349	21,755
Income taxes	203	328
Current portion of long-term debt	34,585	35,080
Deferred revenue	6,812	7,165
Other current liabilities	5,760	8,741
Total current liabilities	116,765	110,040

Long-term debt	214,000	321,792
Deferred income taxes	—	9,452
Operating lease liabilities	19,834	21,231
Other noncurrent liabilities	14,897	16,592
Total liabilities	365,496	479,107

Shareholders' equity:
Preferred shares	60,016	58,129
Common shares	—	—
Additional paid-in capital	1,578,315	1,572,249
Accumulated deficit	(907,727)	(771,590)
Treasury stock	(6,930)	(5,472)
Accumulated other comprehensive loss	(348,989)	(363,173)
Total Civeo Corporation shareholders' equity	374,685	490,143
Noncontrolling interest	672	662
Total shareholders' equity	375,357	490,805
Total liabilities and shareholders' equity	$740,853	$969,912

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(132,780)	$(58,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	96,547	123,768
Impairment charges	144,120	26,148
Loss on extinguishment of debt	383	—
Deferred income tax benefit	(11,122)	(11,713)
Non-cash compensation charge	6,066	10,116
Gain on disposals of assets	(2,905)	(3,882)
Provision for loss on receivables, net of recoveries	44	(30)
Other, net	(2,873)	2,659
Changes in operating assets and liabilities:
Accounts receivable	13,679	(20,547)
Inventories	171	(87)
Accounts payable and accrued liabilities	6,890	8,473
Taxes payable	(134)	(75)
Other current assets and liabilities, net	(725)	(2,015)
Net cash flows provided by operating activities	117,361	74,481

Cash flows from investing activities:
Payments related to acquisitions, net of cash acquired	—	(16,434)
Capital expenditures	(10,083)	(29,812)
Proceeds from disposition of property, plant and equipment	3,690	5,906
Other, net	4,619	1,762
Net cash flows used in investing activities	(1,774)	(38,578)

Cash flows from financing activities:
Term loan repayments	(39,855)	(34,942)
Revolving credit borrowings (repayments), net	(70,310)	(3,456)
Debt issuance costs	(2,583)	(1,950)
Other, net	(1,458)	(4,283)
Net cash flows used in financing activities	(114,206)	(44,631)

Effect of exchange rate changes on cash	1,443	(313)
Net change in cash and cash equivalents	2,824	(9,041)

Cash and cash equivalents, beginning of period	3,331	12,372
Cash and cash equivalents, end of period	$6,155	$3,331

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019
Revenues
Canada	$65,530	$89,708	$269,649	$325,651
Australia	63,673	48,933	234,542	156,093
United States	4,175	10,048	25,538	45,811
Total revenues	$133,378	$148,689	$529,729	$527,555

EBITDA (1)
Canada	$13,755	$311	$(65,221)	$51,745
Australia	17,190	15,563	73,666	49,871
United States	(1,425)	(155)	(16,345)	5,479
Corporate and eliminations	(5,810)	(6,601)	(23,388)	(25,254)
Total EBITDA	$23,710	$9,118	$(31,288)	$81,841

Adjusted EBITDA (1)
Canada	$13,755	$20,913	$61,770	$72,347
Australia	17,190	15,716	73,666	55,786
United States	(1,425)	(155)	(3,906)	5,479
Corporate and eliminations	(5,810)	(6,601)	(23,388)	(25,254)
Total adjusted EBITDA	$23,710	$29,873	$108,142	$108,358

Operating income (loss)
Canada	$(4,092)	$(17,876)	$(146,435)	$(32,313)
Australia	3,559	1,819	27,804	517
United States	(3,197)	(6,730)	(23,151)	(11,214)
Corporate and eliminations	362	809	(5,406)	(6,041)
Total operating loss	$(3,368)	$(21,978)	$(147,188)	$(49,051)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019

EBITDA (1)	$23,710	$9,118	$(31,288)	$81,841
Adjusted EBITDA (1)	$23,710	$29,873	$108,142	$108,358
Free Cash Flow (2)	$33,201	$37,084	$110,968	$50,575

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain income and costs associated with Civeo's acquisitions of Noralta and Action. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019

Net loss attributable to Civeo Corporation	$(1,776)	$(31,599)	$(134,250)	$(58,491)
Income tax provision (benefit)	(2,126)	3,222	(10,635)	(10,741)
Depreciation and amortization	24,020	30,794	96,547	123,768
Interest income	—	(12)	(20)	(78)
Loss on extinguishment of debt	—	—	383	—
Interest expense	3,592	6,713	16,687	27,383
EBITDA	$23,710	$9,118	$(31,288)	$81,841
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	702	50,514	6,248
Impairment of goodwill (b)	—	19,900	93,606	19,900
Representations and warranties settlement (c)	—	—	(4,690)	—
Action transaction costs (d)	—	153	—	369
Adjusted EBITDA	$23,710	$29,873	$108,142	$108,358

(a)Relates to asset impairments recorded in the first quarter of 2020 and the fourth and second quarter of 2019. In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million ($38.1 million after-tax, or $2.71 per diluted share) and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million ($12.4 million after-tax, or $0.89 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

In the fourth quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Canada of $0.7 million ($0.5 million after-tax, or $0.04 per diluted share), which is included in Impairment expense on the unaudited statements of operations. In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.40 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

(b)Relates to the impairment of goodwill recorded in the first quarter of 2020 and the fourth quarter of 2019. In the first quarter of 2020, we recorded an $93.6 million impairment ($93.6 million after-tax, or $6.67 per diluted share) which is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

In the fourth quarter of 2019, we recorded an $19.9 million impairment ($19.9 million after-tax, or $1.42 per diluted share) which is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)In the second quarter of 2020, we recorded $4.7 million of income ($4.7 million after-tax, or $0.33 per diluted share) associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(d)Relates to costs incurred associated with Civeo's acquisition of Action. For the twelve month period ended December 31, 2019, the $0.4 million of costs ($0.4 million after-tax, or $0.03, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations. For the three month period ended December 31, 2019, the $0.2 million of costs ($0.2 million after-tax, or $0.01, per diluted share), are reflected in the Australia reportable segment and are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019

Net Cash Flows Provided by Operating Activities	$36,686	$40,955	$117,361	$74,481
Capital expenditures	(3,839)	(4,295)	(10,083)	(29,812)
Proceeds from disposition of property, plant and equipment	354	424	3,690	5,906
Free Cash Flow	$33,201	$37,084	$110,968	$50,575

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

YEAR ENDING DECEMBER 31, 2021
EBITDA Range (1)	$90.0	$95.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	YEAR ENDING DECEMBER 31, 2021
	(estimated)

Net loss	$(20.5)	$(15.5)
Income tax provision (benefit)	0.5	0.5
Depreciation and amortization	95.0	95.0
Interest expense	15.0	15.0
EBITDA	$90.0	$95.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$46,466	$77,803	$202,534	$281,577
Mobile facility rental revenue (2)	11,477	3,927	33,192	9,575
Food and other services revenue (3)	7,587	7,978	33,923	33,485
Manufacturing revenue (4)	—	—	—	1,014
Total Canadian revenues	$65,530	$89,708	$269,649	$325,651

Costs
Accommodation cost	$34,070	$50,539	$143,213	$187,679
Mobile facility rental cost	7,743	2,758	24,842	7,493
Food and other services cost	6,843	6,975	30,616	30,595
Manufacturing cost	150	18	611	1,025
Indirect other cost	2,347	3,134	10,001	12,832
Total Canadian cost of sales and services	$51,153	$63,424	$209,283	$239,624

Average daily rates (5)	$98	$92	$95	$91

Billed rooms (6)	469,116	837,217	2,095,784	3,078,727

Canadian dollar to U.S. dollar	$0.768	$0.758	$0.746	$0.754

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$37,082	$33,574	$144,070	$126,047
Food and other services revenue (3)	26,591	15,359	90,472	30,046
Total Australian revenues	$63,673	$48,933	$234,542	$156,093

Costs
Accommodation cost	$16,839	$15,229	$63,504	$60,045
Food and other services cost	23,731	13,266	77,358	26,073
Indirect other cost	1,144	877	3,847	2,972
Total Australian cost of sales and services	$41,714	$29,372	$144,709	$89,090

Average daily rates (5)	$77	$72	$73	$73

Billed rooms (6)	480,465	463,330	1,968,284	1,717,186

Australian dollar to U.S. dollar	$0.731	$0.684	$0.691	$0.695

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Includes revenues related to modular construction services for the periods presented.
(5)Average daily rate is based on billed rooms and accommodation revenue.
(6)Billed rooms represents total billed days [for owned assets] for the periods presented.

CONTACT:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407